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                                                                    EXHIBIT 4(b)

                            GENOME THERAPEUTICS CORP.

                       1997 DIRECTORS' DEFERRED STOCK PLAN

    1.  PURPOSE.

         The purpose of this 1997 Directors' Deferred Stock Plan (the "Plan") of Genome Therapeutics Corp. (the "Company") is to assist the Company in recruiting and retaining highly qualified directors and to strengthen the commonality of interest between directors and shareholders by providing for the receipt by the directors of the Company of all or a portion of their directors fees in the form of Deferred Stock Rights (as defined below).

    2.  ADMINISTRATION.

         The Plan will be administered by a committee (the "Committee") of not less than two directors of the Company, whose construction and interpretation of the terms and provisions of the Plan shall be final and conclusive. Unless the Board of Directors otherwise decides, the Committee will be the Stock Option and Compensation Committee of the Board. All questions of interpretation of the Plan shall be determined by the Committee and such determination shall be final and binding upon all persons having an interest in the Plan. No Committee member shall be liable for any action or determination under the Plan made in good faith.

    3.  PARTICIPATION IN THE PLAN.

         All directors of the Company who are not employees of the Company ("Eligible Directors") shall be eligible to be granted deferred stock under the Plan.

    4.  STOCK SUBJECT TO THE PLAN.

          The maximum number of shares which may be issued under the Plan shall be ___________ shares of the Company's Common Stock, $0.10 par value per share ("Common Stock"), subject to adjustment as provided in Section 9.

    5.  ELECTION OF DEFERRED STOCK RIGHT.

                  (a) Each Eligible Director shall receive his or her Annual Retainer in the form of a Deferred Stock Right as provided hereunder. "Annual Retainer" means the amount that a director is entitled to receive for serving as a director for a fiscal year, as determined from time to time by the Board of Directors. The Annual Retainer for fiscal 1998 is set at 800 shares of Common Stock. "Deferred Stock Rights" represent the right to receive a specified number of shares of Common Stock from the Company on a date that is the earlier of (i) the date three years from the date of grant of such Defined Stock Right or (ii) the date upon which the grantee ceases to be a director of the Company by reason of death, permanent disability, resignation or retirement.

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                  (b) Subject to adjustment from time to time by the Board of
Directors, each Eligible Director shall receive a fee in the amount of $2,000 for each board meeting attended by such Eligible Director (as so adjusted, the "Meeting Fee"). On or before December 15 of each year, each Eligible Director may elect to receive all of his or her Board Meeting Fees for the upcoming calendar year (the "Elective Fee") in the form of Deferred Stock Rights by completing and delivering to the Company a written election (the "Election Form") in a form established by the Committee. The election shall become effective for the next succeeding calendar year and shall be irrevocable. Any Eligible Director who does not deliver an Election Form to the Company shall receive his or her Board Meeting Fees in the form of cash.

    6.  TERMS, CONDITIONS AND FORM OF DEFERRED STOCK.

         Each Deferred Stock Right granted under the Plan shall be evidenced by a written agreement in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the following terms and conditions:

                  (a) ANNUAL RETAINER. Subject to Section 13, on January 10 of each of 1998, 1999 and 2000 each Eligible Director then in office shall receive certificates representing Deferred Stock Rights in respect of the Annual Retainer. Any Eligible Director who is first elected other than at an annual meeting of stockholders shall be entitled to receive a Deferred Stock Right for the Annual Retainer (appropriately prorated) and the grant date will be the date of election.

                  (b) MEETING FEE. For directors who have elected to have the Meeting Fee paid in the form of Deferred Stock Rights, the number of shares underlying Deferred Stock Rights granted to any Eligible Director shall be equal to the whole number (with any fractional interests rounded up to the next highest whole number) obtained by dividing $2,000 (as adjusted from time to time by the Board of Directors) by the Fair Market Value of the Common Stock on the date of the meeting for which such fee is being calculated (the "Meeting Date")
(i) Certificates representing the Deferred Stock Rights shall be delivered to the director as soon as practicable after the Meeting Date. The "Fair Market Value" shall be (i) the average of the closing prices of the Common Stock on the Nasdaq National Market or such other securities exchange or automated quotation system on which the Common Stock shall be primarily traded at the time of such determination for the ten trading days ending on the day before the applicable reference date or (ii) if there is no such trading, as determined in good faith by the Committee.

                  (d) PAYMENT UPON DEATH. In the event of a director's death, the director's Deferred Stock Rights shall be issuable to the legal representative or legatee of the grantee. In the alternative, an Eligible Director may elect to designate a beneficiary to receive his or her Deferred Stock Right in the event of such director's death. In order to designate a beneficiary or beneficiaries, such director must complete and deliver to the Company a written form (the "Beneficiary Form") on which he or she makes such designation. Such a designation will become effective when received by the Company but no later than six months following the date a Deferred Stock Right is granted (the "Effective Date"). The designation shall be irrevocable unless modified or revoked as provided in this subsection. In order to modify or revoke a designation, the director must complete and deliver to the Company a change in Beneficiary Form at least six months prior to the Effective Date, providing that said modification or revocation shall be effective on the Effective Date. If the director

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         shall die without making a designation, the Deferred Stock Right shall be issued to the legal representative or legatee of the directors estate.

         7. ASSIGNMENTS.

             Each Deferred Stock Right granted under the Plan by its terms shall not be transferable by the grantee otherwise than by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order (as defined in Section 414(p) of the Internal Revenue Code of 1986, as amended or replaced from time to time) and shall be exercised during the lifetime of the grantee only by such grantee or the transferee pursuant to a qualified domestic relations order.

         8. LIMITATION OF RIGHTS.

             (a) NO RIGHT TO CONTINUE AS DIRECTOR. Neither the Plan, nor the granting of a Deferred Stock Right nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, expressed or implied, that the Company will retain a director for any period of time.

             (b) NO SHAREHOLDER RIGHTS. A grantee shall have no rights as a shareholder with respect to the shares covered by his or her Deferred Stock Right until the date of the issuance to him or her of a stock certificate covering the shares underlying such Deferred Stock Right, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such certificate is issued.

         9. ADJUSTMENT PROVISIONS.

             (a) RECAPITALIZATIONS. If, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, (i) the outstanding shares of Common Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets of the Company are distributed with respect to such shares of Common Stock or other securities, an appropriate and proportionate adjustment may be made in (x) the maximum number and kind of shares reserved for issuance under the Plan, (y) the number and kind of shares or other securities subject to any then outstanding Deferred Stock Right under the Plan, and (z) the price for each share subject to any then outstanding Deferred Stock Right under the Plan. In the event of any other extraordinary dividend or distribution, whether in stock, cash or other property, or a spinoff, split up or other extraordinary transaction, the number of shares issuable under this Plan shall be subject to such adjustment as the Committee or the Board may deem appropriate, and the number of shares issuable pursuant to any Deferred Stock Right theretofore granted and the price of such Deferred Stock Right shall be subject to such adjustment as the Committee or the Board may deem appropriate with a view toward preserving the value of such Deferred Stock Right.

             (b) MERGERS, ETC. In the event of a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of more than 50% of the Company's outstanding Stock by a single person or entity or by a group of persons and/or entities acting in


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         concert, or in the event of a sale or transfer of substantially all of the Company's assets or a dissolution or liquidation of the Company, all Deferred Stock Rights hereunder will terminate; PROVIDED, that immediately prior to the effective date of any such merger, consolidation, sale, dissolution or liquidation, all Deferred Stock Rights hereunder that have been granted but are not otherwise issuable shall be automatically issued.

         10. AMENDMENT OF THE PLAN.

             The Board may at any time amend or discontinue the Plan and the Committee may at any time amend or cancel any outstanding option for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Deferred Stock Right without the holder's consent.

         11. NOTICE.

             Any written notice to the Company required by any of the provisions of the Plan shall be addressed to the Chief Financial Officer of the Company and shall become effective when it is received.

         12. EFFECTIVE DATE AND DURATION OF THE PLAN.

             (a) EFFECTIVE DATE. The Plan shall become effective upon approval by the Board. Amendments to the Plan shall become effective when adopted by the Board of Directors.

             (b) TERMINATION. Unless earlier terminated pursuant to Section 9, the Plan shall terminate upon the date on which all shares available for issuance under the Plan shall have been issued pursuant to the Deferred Stock Rights granted under the Plan.

         13. GENERAL RESTRICTIONS.

             (a) INVESTMENT REPRESENTATIONS. The Company may require any person to whom a Deferred Stock Right is granted, as a condition of such Deferred Stock Right, to give written assurances in substance and form satisfactory to the Company to the effect that such person is acquiring the Common Stock subject to the Deferred Stock Right for his or her own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws.

             (b) COMPLIANCE WITH SECURITIES LAWS. Each Deferred Stock Right shall be subject to the requirements that if, at any time, counsel to the Company shall determine that the listing, registration or qualification of the shares subject to such Deferred Stock Right upon any securities exchange or under any state or federal law is necessary as a condition of, or in connection with, the issuance or purchase of shares thereunder, such shares may not be issued unless such listing, registration, qualification, consent or approval, or satisfaction of such condition shall have been


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         effected or obtained on conditions acceptable to the Board of
         Directors. Nothing herein shall be deemed to require the Company to apply for or to obtain listing, registration or qualification, or to satisfy such condition.


                                           Adopted by the Board of Directors
                                           on November 21, 1997.

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